Exhibit 5.1

CONYERS DILL & PEARMAN 29th Floor One Exchange Square 8 Connaught Place Central Hong Kong T +852 2524 7106 | F +852 2845 9268 conyers.com

18 July 2025

Matter No. 1006552/110972359

852 2842 9530

Richard.Hall@conyers.com

Multi Ways Holdings Limited

3E Gul Circle

Singapore

629633

Dear Sir/Madam,

Re: Multi Ways Holdings Limited (the “Company”)

We have acted as special Cayman Islands legal counsel to the Company in connection with a registration statement on form F-1 to be filed with the U.S. Securities and Exchange Commission (the “Commission”) on or about the date hereof (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”) of ordinary shares par value US$0.00025 each (the “Ordinary Shares”) of the Company. The Registration Statement contains a prospectus to be used for the offering, on a reasonable best efforts basis, by the Company of up to 18,000,000 Ordinary Shares (the “Offering Shares”) and warrants to purchase up to 18,000,000 Ordinary Shares (each such Ordinary Share underlying each warrant being a “Warrant Share”) pursuant to the Documents (as defined below).

1.	DOCUMENTS REVIEWED

For the purposes of giving this opinion, we have examined copies of the following documents:

1.1	the Registration Statement;

1.2	the form of the subscription agreement to be made between the Company and each of the investor(s) to be identified on the signature pages thereto (the “Subscription Agreement”);

1.3	the form of the placement agency agreement to be made between the Company and Spartan Capital Securities, LLC (the “Placement Agency Agreement”); and

1.4	the form of the Ordinary Share purchase warrant to be issued by the Company in favour of each investor(s) (the “Warrants”).

Partners: Piers J. Alexander, Christopher W. H. Bickley, Peter H. Y. Ch’ng, Anna W. T. Chong, Angie Y. Y. Chu, Vivien C. S. Fung, Richard J. Hall, Norman Hau, Wynne Lau, Ryan A. McConvey, Teresa F. Tsai, Flora K. Y. Wong, Lilian S. C. Woo

Consultant: David M. Lamb

BERMUDA | BRITISH VIRGIN ISLANDS | CAYMAN ISLANDS

The documents listed in items 1.1 through 1.4 above are collectively referred to as the “Documents” (which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

We have also reviewed copies of:

1.4.	the second amended and restated memorandum and articles of association of the Company certified by the Secretary of the Company on 18 July 2025 (the “M&As”);

1.5.	unanimous written resolutions of the directors of the Company dated 16 July 2025 (the “Resolutions”);

1.6.	a Certificate of Good Standing issued by the Registrar of Companies in relation to the Company on 16 July 2025 (the “Certificate Date”); and

1.7.	such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

2.	ASSUMPTIONS

We have assumed:

2.1.	the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken;

2.2.	that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;

2.3.	the capacity, power and authority of each of the parties to the Subscription Agreement, the Placement Agency Agreement and the Warrants (collectively, the “Transaction Documents”) other than the Company, to enter into and perform its respective obligations under the Transaction Documents;

2.4.	the accuracy and completeness of all factual representations made in the Documents and other documents reviewed by us;

2.5.	that the Resolutions were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, will remain in full force and effect and will not be rescinded or amended;

2.6.	the validity and binding effect under the laws of the State of New York, United States of America (the “Foreign Laws”) of the Documents which are expressed to be governed by such Foreign Laws in accordance with their respective terms, and that the Registration Statement will be duly filed with the Commission;

2.7.	the Company has not taken any action to appoint a restructuring officer;

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2.8.	no invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any shares of the Company;

2.9.	that on the date of issuance of any of the Ordinary Shares or Warrant Shares, (i) the Company will have sufficient authorised but unissued ordinary shares, and (ii) the Company is and after issuing such Ordinary Shares or Warrant Shares will be able to pay its debts;

2.10.	there is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Documents;

2.11.	that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein; and

2.12.	that upon issue of any Offering Shares or Warrant Shares to be sold by the Company, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof.

3.	QUALIFICATIONS

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands.

4.	OPINION

On the basis of and subject to the foregoing, we are of the opinion that:

4.1.	The Company is duly incorporated and existing under the laws of the Cayman Islands and, based on the Certificate of Good Standing, is in good standing as at the Certificate Date. Pursuant to the Companies Act (the “Act”), a company is deemed to be in good standing if all fees and penalties under the Act have been paid and the Registrar of Companies has no knowledge that the Company is in default under the Act.

4.2.	The Company has taken all corporate action required to authorise the allotment and issue of the Offering Shares. When issued and paid for as contemplated by the Registration Statement, the Offering Shares will be validly issued, fully paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

4.3.	The Company has taken all corporate action required to authorise its execution, delivery and performance of the Warrants and the allotment and issue of the Warrant Shares. When issued and paid for as contemplated in the Warrants and the Registration Statement, the Warrant Shares will be validly issued, fully paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue of such Warrant Shares).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the captions “Enforceability of Civil Liabilities” and “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman

Conyers Dill & Pearman

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